Exhibit 99.1

Galectin Therapeutics Receives US Patent for Combination Treatment for Liver Fibrosis

NORCROSS, Ga., Jan. 6, 2014 (GLOBE NEWSWIRE) — Galectin Therapeutics (GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today announced that it has received a notice of allowance from the U.S. Patent and Trademark Office for patent application number 13/550,962 titled “Galactose-Pronged Polysaccharides in a Formulation for Anti-fibrotic Therapies.” The patent covers both composition claim for and uses of the Company’s carbohydrate-based galectin inhibitor compound GR-MD-02 for use in patients with liver fibrosis in combination with other potential therapeutic agents. The patent covers use of GR-MD-02 with agents directed at multiple targets, some of which are currently in clinical development for fibrotic disorders including monoclonal antibodies to connective tissue growth factor, integrins, and TGF-ß1.

“This patent provides additional coverage in the U.S. for the use of GR-MD-02 in combination with other potential anti-fibrotic agents in the treatment of liver fibrosis,” said Peter G. Traber, MD, President, CEO and CMO of Galectin Therapeutics. “In the future, liver fibrosis could be treated with a combination of agents, and this patent provides important intellectual property for this possibility. We are hopeful that our development program for GR-MD-02 will lead to the first therapy for the large unmet medical need of liver fibrosis.”

Galectin Therapeutics is currently conducting a Phase 1 clinical trial to evaluate the safety, tolerability and exploratory biomarkers for efficacy for single and multiple doses of GR-MD-02 over four weekly doses of GR-MD-02 treatment in patients with fatty liver disease with advanced fibrosis. In March 2013, the U.S. Food and Drug Administration (FDA) granted GR-MD-02 Fast Track designation for non-alcoholic steatohepatitis (NASH) with hepatic fibrosis, commonly known as fatty liver disease with advanced fibrosis.

About Fatty Liver Disease with Advanced Fibrosis

Non-alcoholic steatohepatitis (NASH), also known as fatty liver disease, has become a common disease of the liver with the rise in obesity rates, estimated to affect nine to 15 million people, including children, in the U.S. Fatty liver disease is characterized by the presence of fat in the liver along with inflammation and damage in people who drink little or no alcohol. Over time, patients with fatty liver disease can develop fibrosis, or scarring of the liver, and it is estimated that as many as three million individuals will develop cirrhosis, a severe liver disease where liver transplantation is the only current treatment available. Approximately 6,300 liver transplants are done on an annual basis in the U.S. There are no drug therapies approved for the treatment of liver fibrosis. FDA and AASLD (American Association for the Study of Liver Disease) recently held a 2-day workshop with leading scientific experts in NASH and key FDA officials to discuss acceptable regulatory endpoints for approval of drugs to treat NASH (http://www.aasld.org/additionalmeetings/Pages/aasldfdanash.aspx).

About Galectin Therapeutics

Galectin Therapeutics (GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. These statements include those regarding any statements regarding patents received by the Company and hopes that our development program for GR-MD-02 will lead to the first therapy for the treatment of fatty liver disease with fibrosis. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that we may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of GR-MD-02 or any of our other drugs in development. Our current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could prove time consuming and costly. Plans regarding development, approval and marketing of any of our drugs are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. Regardless of the results of any of our development programs, we may be unsuccessful in developing partnerships with other companies that would allow us to further develop and/or fund any studies or trials. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2012, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact:

Galectin Therapeutics Inc.

Peter G. Traber, MD, 678-620-3186

President, CEO, & CMO

ir@galectintherapeutics.com